Exhibit 99.1

Zayo Closes Acquisition of Viatel Businesses

Customers to benefit immediately from expanded global connectivity

BOULDER, Colo. – December 31, 2015 –  Zayo Group Holdings, Inc. (NYSE: ZAYO), an international provider of Communications Infrastructure services, today announced it has closed its €98.8 million acquisition of Viatel ‘s infrastructure and non-Irish enterprise business from the Digiweb Group, a full service telecommunications and managed services operator, based in Dublin, Ireland.

The acquisition adds an 8,400 kilometer fiber network across eight countries to Zayo’s European footprint, including 12 new metro networks, seven data centers and connectivity to 81 on-net buildings. The Viatel businesses to be acquired are highly aligned with Zayo’s existing product and customer set, including a higher proportion of dark fiber revenue.

The new capability significantly expands Zayo’s global capabilities, providing Pan-European infrastructure and connectivity to key subsea cable systems, delivering traffic to and from North America, Asia and Africa.

The expanded network and infrastructure solutions are available immediately to Zayo and Viatel customers through their account representatives or via Tranzact, Zayo’s innovative platform for purchasing and managing infrastructure at zayo.com/tranzact. The suite of services available includes Dark Fiber, Wavelengths, Ethernet, IP, Data Center and Cloud, across more than 92,000 miles -- nearly 150,000 kilometers --  of Zayo’s high-performance network.

“The acquisition of Viatel strengthens our strategic position in Europe and provides customers with access to our fiber network and expanded connectivity to key international markets,” said Dan Caruso, Zayo chairman and CEO. “Because of the complementary nature of the acquisition, we will begin cross-selling our full suite of services to both Zayo and Viatel customers immediately.”

For more information, please visit zayo.com.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 92,000-mile network in the U.S. and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as "believe," "expect," "plan," "continue," "will," "should," and similar expressions are intended to identify our forward-looking statements. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our 10-K dated September 18, 2015.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

Media:	Shannon Paulk, Corporate Communications
303-577-5897
press@zayo.com

Investors:	Brad Korch, Investor Relations
303-381-3284
IR@zayo.com